Exhibit (14)(f)

INDEPENDENT REGISTERED CERTIFIED PUBLIC ACCOUNTANTS

The Board of Directors and Shareholders

MCG Capital Corporation

We consent to the use of our report dated March 25, 2015 relating to the consolidated financial statements of RadioPharmacy Investors, LLC and Subsidiary as of December 31, 2014 and December 31, 2013 and for each of the years then ended, included in the Registration Statement (Form N-14 No. 333-        ) and related Prospectus of PennantPark Floating Rate Capital Ltd. for the registration of 15,000,000 of its common shares.

Tampa, Florida

May 15, 2015